EXHIBIT 10.85
AIA® Document B151TM — 1997
Abbreviated Standard Form of Agreement Between Owner and Architect
AGREEMENT made as of the Twenty-Fifty day of August in the year Two-Thousand and Eight
(In words, indicate day, month and year)

BETWEEN the Architect’s client identified as the Owner:
(Name, address and other information)
Diodes, Inc.
15660 Dallas Parkway, Suite 850
Dallas, Texas 75248
and the Architect:
(Name, address and other information)
Corgan Associates, Inc.
401 North Houston Street
Dallas, Texas 75202
For the following Project:
(Include detailed description of Project)
Project consists of providing overall preliminary site master planning for an approximate 15 acre development property, base architectural, structural, interior design, landscape architecture, MEP and LEED documentation services for a new 70,000 sf LEED certified corporate headquarters built upon a one level structured parking and loading zone located at the intersection of Legacy Drive and Communications Boulevard in Plano, Texas.
The Owner and Architect agree as follows.
ADDITIONS AND DELETIONS: The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed.
This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
ELECTRONIC COPYING of any portion of this AIA® Document to another electronic file is prohibited and constitutes a violation of copyright laws as set forth in the footer of this document.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	1
User Notes:	(1812181036)

ARTICLE 1 ARCHITECT’S RESPONSIBILITIES
§ 1.1 The services performed by the Architect, Architect’s employees and Architect’s consultants shall be as enumerated in Articles 2, 3 and 12.
§ 1.2 The Architect’s services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Project. The Architect shall submit for the Owner’s approval a schedule for the performance of the Architect’s services which may be adjusted as the Project proceeds. This schedule shall include allowances for periods of time required for the Owner’s review and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the Owner shall not, except for reasonable cause, be exceeded by the Architect or Owner.
§ 1.3 The Architect shall designate a representative authorized to act on behalf of the Architect with respect to the Project.
§ 1.4 The services covered by this Agreement are subject to the time limitations contained in Section 11.5.1.
ARTICLE 2 SCOPE OF ARCHITECT’S BASIC SERVICES
§ 2.1 DEFINITION
The Architect’s Basic Services consist of those described in Sections 2.2 through 2.6 and any other services identified in Article 12 as part of Basic Services, and include normal structural, mechanical and electrical engineering services.
§ 2.2 SCHEMATIC DESIGN PHASE
§ 2.2.1 The Architect shall review the program furnished by the Owner to ascertain the requirements of the Project and shall arrive at a mutual understanding of such requirements with the Owner.
§ 2.2.2 The Architect shall provide a preliminary evaluation of the Owner’s program, schedule and construction budget requirements, each in terms of the other, subject to the limitations set forth in Section 5.2.1.
§ 2.2.3 The Architect shall review with the Owner alternative approaches to design and construction of the Project.
§ 2.2.4 Based on the mutually agreed-upon program, schedule and construction budget requirements, the Architect shall prepare, for approval by the Owner, Schematic Design Documents consisting of drawings and other documents illustrating the scale and relationship of Project components.
§ 2.2.5 The Architect shall submit to the Owner a preliminary estimate of Construction Cost based on current area, volume or similar conceptual estimating techniques.
§ 2.3 DESIGN DEVELOPMENT PHASE
§ 2.3.1 Based on the approved Schematic Design Documents and any adjustments authorized by the Owner in the program, schedule or construction budget, the Architect shall prepare, for approval by the Owner, Design Development Documents consisting of drawings and other documents to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate.
§ 2.3.2 The Architect shall advise the Owner of any adjustments to the preliminary estimate of Construction Cost.
§ 2.4 CONSTRUCTION DOCUMENTS PHASE
§ 2.4.1 Based on the approved Design Development Documents and any further adjustments in the scope or quality of the Project or in the construction budget authorized by the Owner, the Architect shall prepare, for approval by the Owner, Construction Documents consisting of Drawings and Specifications setting forth in detail the requirements for the construction of the Project.
§ 2.4.2 The Architect shall prepare, with the approval of the owner of the necessary bidding information, bidding forms, the Conditions of the Contract, and the form of Agreement between the Owner and Contractor.
§ 2.4.3 The Architect shall advise the Owner of any adjustments to previous preliminary estimates of Construction Cost indicated by changes in requirements or general market conditions.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	2
User Notes:	(1812181036)

§ 2.4.4 The Architect shall assist the Owner in connection with the Owner’s responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project and incorporate design requirements there from into the construction documents.
§ 2.5 BIDDING OR NEGOTIATION PHASE
The Architect, following the Owner’s approval of the Construction Documents and of the latest preliminary estimate of Construction Cost, shall assist the Owner in obtaining bids or negotiated proposals and assist in awarding and preparing contracts for construction.
§ 2.6 CONSTRUCTION PHASE—ADMINISTRATION OF THE CONSTRUCTION CONTRACT
§ 2.6.1 The Architect’s responsibility to provide Basic Services for the Construction Phase under this Agreement commences with the award of the initial Contract for Construction and terminates at the laterof the issuance to the Owner of the final Certificate for Payment or 90 days after the date of Substantial Completion of the Work.
§ 2.6.2 The Architect shall provide administration of the Contract for Construction as set forth below and in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement, unless otherwise provided in this Agreement. Modifications made to the General Conditions, when adopted as part of the Contract Documents, shall be enforceable under this Agreement only to the extent that they are consistent with this Agreement or approved in writing by the Architect.
§ 2.6.3 Duties, responsibilities and limitations of authority of the Architect under this Section 2.6 shall not be restricted, modified or extended without written agreement of the Owner and Architect with consent of the Contractor, which consent will not be unreasonably withheld.
§ 2.6.4 The Architect shall be a representative of and shall advise and consult with the Owner during the administration of the Contract for Construction. The Architect shall have authority to act on behalf of the Owner only to the extent provided in this Agreement unless otherwise modified by written amendment.
§ 2.6.5 The Architect, as a representative of the Owner, shall visit the site at intervals appropriate to the stage of the Contractor’s operations, or as otherwise agreed by the Owner and the Architect in Article 12, (1) to become generally familiar with and to keep the Owner informed about the progress and quality of the portion of the Work completed, (2) to endeavor to guard the Owner against defects and deficiencies in the Work, and (3) to determine in general if the Work is being performed in a manner indicating that the Work, when fully completed, will be in accordance with the Contract Documents. However, the Architect shall not be required to make exhaustive or continuous on-site inspections to check the quality or quantity of the Work and the Architect shall not be a guarantor of the Contractor’s performance. The Architect shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, since these are solely the Contractor’s rights and responsibilities under the Contract Documents.
§ 2.6.6 The Architect shall report to the Owner known deviations from the Contract Documents and from the most recent construction schedule submitted by the Contractor and make recommendations for rejected work. However, the Architect shall not be responsible for the Contractor’s failure to perform the Work in accordance with the requirements of the Contract Documents. The Architect shall be responsible for the Architect’s willful acts, negligent acts or omissions, but shall not have control over or charge of and shall not be responsible for acts or omissions of the Contractor, Subcontractors, or their agents or employees, or of any other persons or entities performing portions of the Work.
§ 2.6.7 The Architect shall at all times have access to the Work wherever it is in preparation or progress.
§ 2.6.8 Except as otherwise provided in this Agreement or when direct communications have been specially authorized, the Owner shall endeavor to communicate with the Contractor through the Architect about matters arising out of or relating to the Contract Documents. Communications by and with the Architect’s consultants shall be through the Architect.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	3
User Notes:	(1812181036)

§ 2.6.9 CERTIFICATES FOR PAYMENT
§ 2.6.9.1 The Architect shall review and certify the amounts due the Contractor and shall issue certificates in such amounts.
§ 2.6.9.2 The Architect’s certification for payment shall constitute a representation to the Owner, based on the Architect’s evaluation of the Work as provided in Section 2.6.5 and on the data comprising the Contractor’s Application for Payment, that the Work has progressed to the point indicated and that, to the best of the Architect’s knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject (1) to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, (2) to results of subsequent tests and inspections, (3) to correction of minor deviations from the Contract Documents prior to completion, and (4) to specific qualifications expressed by the Architect.
§ 2.6.9.3 The issuance of a Certificate for Payment shall not be a representation that the Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment, or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.
§ 2.6.10 The Architect shall have authority to reject Work that does not conform to the Contract Documents. Whenever the Architect considers it necessary or advisable, the Architect shall have authority to require inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Architect nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees or other persons or entities performing portions of the Work.
§ 2.6.11 The Architect shall review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect’s action shall be taken with such reasonable promptness as to cause no unreasonable delay in the Work or in the activities of the Owner, Contractor or separate contractors, while allowing sufficient time in the Architect’s professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect’s review shall not constitute approval of safety precautions or, of any construction means, methods, techniques, sequences or procedures. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.
§ 2.6.12 If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Architect shall specify appropriate performance and design criteria that such services must satisfy. Shop Drawings and other submittals related to the Work designed or certified by the design professional retained by the Contractor shall bear such professional’s written approval when submitted to the Architect. The Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.
§ 2.6.13 The Architect shall prepare Change Orders and Construction Change Directives, with supporting documentation and data if deemed necessary by the Architect as provided in Sections 3.1.1 and 3.3.3, for the Owner’s approval and execution in accordance with the Contract Documents, and may authorize minor changes in the Work not involving an adjustment in the Contract Sum or an extension of the Contract Time which are consistent with the intent of the Contract Documents.
§ 2.6.14 The Architect shall conduct inspections to determine the date or dates of Substantial Completion and the date of final completion, shall receive from the Contractor and forward to the Owner, for the Owner’s review and records, written warranties and related documents required by the Contract Documents and assembled by the Contractor, and shall issue a final Certificate for Payment based upon a final inspection indicating the Work complies with the requirements of the Contract Documents.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	4
User Notes:	(1812181036)

§ 2.6.15 The Architect shall interpret and decide matters concerning performance of the Owner and Contractor under, and requirements of, the Contract Documents on written request of either the Owner or Contractor. The Architect’s response to such requests shall be made in writing within any time limits agreed upon or otherwise with reasonable promptness.
§ 2.6.16 Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and initial decisions, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, shall not show partiality to either, and shall not be liable for results of interpretations or decisions so rendered in good faith.
§ 2.6.17 The Architect shall render initial decisions on claims, disputes or other matters in question between the Owner and Contractor as provided in the Contract Documents. However, the Architect’s decisions on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Contract Documents.
§ 2.6.18 The Architect’s decisions on claims, disputes or other matters in question between the Owner and Contractor, except for those relating to aesthetic effect as provided in Section 2.6.17, shall be subject to mediation and arbitration as provided in this Agreement and in the Contract Documents.
ARTICLE 3 ADDITIONAL SERVICES
§ 3.1 GENERAL
§ 3.1.1 The services described in this Article 3 are not included in Basic Services unless so identified in Article 12, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The services described under Sections 3.2 and 3.4 shall only be provided if authorized or confirmed in writing by the Owner. If services described under Contingent Additional Services in Section 3.3 are required due to circumstances beyond the Architect’s control, the Architect shall notify the Owner prior to commencing such services. If the Owner deems that such services described under Section 3.3 are not required, the Owner shall give prompt written notice to the Architect. If the Owner indicates in writing that all or part of such Contingent Additional Services are not required, the Architect shall have no obligation to provide those services.
§ 3.2 PROJECT REPRESENTATION BEYOND BASIC SERVICES
§ 3.2.1 If more extensive representation at the site than is described in Section 2.6.5 is required, the Architect shall provide one or more Project Representatives to assist in carrying out such additional on-site responsibilities.
§ 3.2.2 Project Representatives shall be selected, employed and directed by the Architect, and the Architect shall be compensated therefor as agreed by the Owner and Architect. The duties, responsibilities and limitations of authority of Project Representatives shall be as described in the edition of AIA Document B352 current as of the date of this Agreement, unless otherwise agreed.
§ 3.2.3 Through the presence at the site of such Project Representatives, the Architect shall endeavor to provide further protection for the Owner against defects and deficiencies in the Work, but the furnishing of such project representation shall not modify the rights, responsibilities or obligations of the Architect as described elsewhere in this Agreement.
§ 3.3 CONTINGENT ADDITIONAL SERVICES
§ 3.3.1 Making revisions in drawings, specifications or other documents when such revisions are:
.1	inconsistent with approvals or instructions previously given by the Owner, including revisions made necessary by adjustments in the Owner’s program or Project budget;

.3	due to changes required as a result of the Owner’s failure to render decisions in a timely manner or
§ 3.3.2 Providing services required because of significant changes in the Project including, but not limited to, size, quality, complexity, the Owner’s schedule, or the method of bidding or negotiating and contracting for construction, except for services required under Section 5.2.5.
§ 3.3.4 Providing services in connection with evaluating substitutions proposed by the Contractor and making subsequent revisions to Drawings, Specifications and other documentation resulting therefrom.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	5
User Notes:	(1812181036)

§ 3.3.5 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.
§ 3.3.6 Providing services made necessary by the default of the Contractor, by major defects or deficiencies in the Work of the Contractor, or by failure of performance of either the Owner or Contractor under the Contract for Construction.
§ 3.3.7 Providing services in evaluating an extensive number of claims submitted by the Contractor or others in connection with the Work.
§ 3.3.8 Providing services in connection with a public hearing, a dispute resolution proceeding or a legal proceeding except where the Architect is party thereto.
§ 3.4 OPTIONAL ADDITIONAL SERVICES
§ 3.4.1 Providing analyses of the Owner’s needs and programming the requirements of the Project.
§ 3.4.2 Providing financial feasibility or other special studies.
§ 3.4.3 Providing planning surveys, site evaluations or comparative studies of prospective sites.
§ 3.4.4 Providing special surveys, environmental studies and submissions required for approvals of governmental authorities or others having jurisdiction over the Project.
§ 3.4.5 Providing services relative to future facilities, systems and equipment other than masterplanning services described in the base scope of work.
§ 3.4.6 Providing services to investigate existing conditions or facilities or to make measured drawings thereof.
§ 3.4.7 Providing services to verify the accuracy of drawings or other information furnished by the Owner.
§ 3.4.8 Providing coordination of construction performed by separate contractors or by the Owner’s own forces and coordination of services required in connection with construction performed and equipment supplied by the Owner.
§ 3.4.9 Providing services in connection with the work of a construction manager or separate consultants retained by the Owner.
§ 3.4.10 Providing detailed estimates of Construction Cost.
§ 3.4.11 Providing detailed quantity surveys or inventories of material, equipment and labor.
§ 3.4.12 Providing analyses of owning and operating costs.
§ 3.4.13 Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment.
§ 3.4.14 Providing services for planning tenant or rental spaces.
§ 3.4.15 Making investigations, inventories of materials or equipment, or valuations and detailed appraisals of existing facilities.
§ 3.4.16 Preparing a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data furnished by the Contractor to the Architect.
§ 3.4.17 Providing assistance in the utilization of equipment or systems such as testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	6
User Notes:	(1812181036)

§ 3.4.18 Providing services after issuance to the Owner of the final Certificate for Payment, or in the absence of a final Certificate for Payment, more than 90 days after the date of Substantial Completion of the Work.
§ 3.4.19 Providing services of consultants for other than architectural landscape, interior design, structural, mechanical and electrical engineering portions of the Project provided as a part of Basic Services.
§ 3.4.20 Providing any other services not otherwise included in this Agreement or not customarily furnished in accordance with generally accepted architectural practice.
ARTICLE 4 OWNER’S RESPONSIBILITIES
§ 4.1 The Owner shall provide full information in a timely manner regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner’s objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements. The Owner shall furnish to the Architect, within 15 days after receipt of a written request, information necessary and relevant for the Architect to evaluate, give notice of or enforce lien rights.
§ 4.2 The Owner shall establish and periodically update an overall budget for the Project, including the Construction Cost, the Owner’s other costs and reasonable contingencies related to all of these costs.
§ 4.3 The Owner shall designate a representative authorized to act on the Owner’s behalf with respect to the Project. The Owner or such designated representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect’s services.
§ 4.4 The Owner shall furnish surveys to describe physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.
§ 4.5 The Owner shall furnish the services of geotechnical engineers when such services are requested by the Architect. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate recommendations.
§ 4.6 The Owner shall furnish the services of consultants other than those designated in Section 4.5 when such services are requested by the Architect and are reasonably required by the scope of the Project.
§ 4.7 The Owner shall furnish structural, mechanical, and chemical tests; tests for air and water pollution; tests for hazardous materials; and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents.
§ 4.8 The Owner shall furnish all legal, accounting and insurance services that may be necessary at any time for the Project to meet the Owner’s needs and interests. Such services shall include auditing services the Owner may require to verify the Contractor’s Applications for Payment or to ascertain how or for what purposes the Contractor has used the money paid by or on behalf of the Owner.
§ 4.9 The services, information, surveys and reports required by Sections 4.4 through 4.8 shall be furnished at the Owner’s expense, and the Architect shall be entitled to rely upon the accuracy and completeness thereof.
§ 4.10 The Owner shall provide prompt written notice to the Architect if the Owner becomes aware of any fault or defect in the Project, including any errors, omissions or inconsistencies in the Architect’s Instruments of Service.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	7
User Notes:	(1812181036)

ARTICLE 5 CONSTRUCTION COST
§ 5.1 DEFINITION
§ 5.1.1 The Construction Cost shall be the total cost or, to the extent the Project is not completed, the estimated cost to the Owner of all elements of the Project designed or specified by the Architect.
§ 5.1.2 The Construction Cost shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, including the costs of management or supervision of construction or installation provided by a separate construction manager or contractor, plus a reasonable allowance for their overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work.
§ 5.1.3 Construction Cost does not include the compensation of the Architect and the Architect’s consultants, the costs of the land, rights-of-way and financing or other costs that are the responsibility of the Owner as provided in Article 4.
§ 5.2 RESPONSIBILITY FOR CONSTRUCTION COST
§ 5.2.1 Evaluations of the Owner’s Project budget, the preliminary estimate of Construction Cost and detailed estimates of Construction Cost, if any, prepared by the Architect, represent the Architect’s judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment, over the Contractor’s methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner’s Project budget or from any estimate of Construction Cost or evaluation prepared or agreed to by the Architect.
§ 5.2.2 No fixed limit of Construction Cost shall be established as a condition of this Agreement by the furnishing, proposal or establishment of a Project budget, unless such fixed limit has been agreed upon in writing and signed by the parties hereto. If such a fixed limit has been established, the Architect shall be permitted to include contingencies for design, bidding and price escalation, to determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents, to make reasonable adjustments in the scope of the Project and to include in the Contract Documents alternate bids as may be necessary to adjust the Construction Cost to the fixed limit. Fixed limits, if any, shall be increased in the amount of an increase in the Contract Sum occurring after execution of the Contract for Construction.
§ 5.2.3 If the Bidding or Negotiation Phase has not commenced within 90 days after the Architect submits the Construction Documents to the Owner, any Project budget or fixed limit of Construction Cost shall be adjusted to reflect changes in the general level of prices in the construction industry.
§ 5.2.4 If a fixed limit of Construction Cost (adjusted as provided in Section 5.2.3) is exceeded by the lowest bona fide bid or negotiated proposal, the Owner shall:
.1	give written approval of an increase in such fixed limit;

.2	authorize rebidding or renegotiating of the Project within a reasonable time;

.3	terminate in accordance with Section 8.5; or

.4	cooperate in revising the Project scope and quality as required to reduce the Construction Cost.
§ 5.2.5 If the Owner chooses to proceed under Section 5.2.4.4, the Architect, without additional compensation, shall modify the documents for which the Architect is responsible under this Agreement as necessary to comply with the fixed limit, if established as a condition of this Agreement. The modification of such documents without cost to the Owner shall be the limit of the Architect’s responsibility under this Section 5.2.5. The Architect shall be entitled to compensation in accordance with this Agreement for all services performed whether or not the Construction Phase is commenced.
ARTICLE 6 USE OF ARCHITECT’S INSTRUMENTS OF SERVICE
§ 6.1 Drawings, specifications and other documents, including those in electronic form, prepared by the Architect and the Architect’s consultants are Instruments of Service for use solely with respect to this Project. The Architect and the Architect’s consultants shall be deemed the authors and owners of their respective Instruments of Service and shall retain all common law, statutory and other reserved rights, including copyrights.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	8
User Notes:	(1812181036)

§ 6.2 Upon execution of this Agreement, the Architect grants to the Owner a nonexclusive license to reproduce the Architect’s Instruments of Service solely for purposes of constructing, using and maintaining the Project, provided that the Owner shall comply with all obligations, including prompt payment of all sums when due, under this Agreement. The Architect shall obtain similar nonexclusive licenses from the Architect’s consultants consistent with this Agreement. Any termination of this Agreement prior to completion of the Project shall terminate this license.
§ 6.3 Except for the licenses granted in Section 6.2, no other license or right shall be deemed granted or implied under this Agreement. The Owner shall not assign, delegate, sublicense, pledge or otherwise transfer any license granted herein to another party without the prior written agreement of the Architect. However, the Owner shall be permitted to authorize the Contractor, Subcontractors, Sub-subcontractors and material or equipment suppliers to reproduce applicable portions of the Instruments of Service appropriate to and for use in their execution of the Work by license granted in Section 6.2. Submission or distribution of Instruments of Service to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the reserved rights of the Architect and the Architect’s consultants. The Owner shall not use the Instruments of Service for future additions or alterations to this Project or for other projects, unless the Owner obtains the prior written agreement of the Architect and the Architect’s consultants. Any unauthorized use of the Instruments of Service shall be at the Owner’s sole risk and without liability to the Architect and the Architect’s consultants.
§ 6.4
§ 6.5 The Architect shall provide, if requested by the Owner or Owner’s contractor, copies of the Instruments of Service in electronic form, called Drawing Files, to third parties. (Background Uses). The Owner acknowledges that the use of the Drawing Files by the Owner’s contractors will save Owner considerable time and expense in the coordination and management of the Project, which represents good and valuable consideration for the following release and indemnification agreement. THEREFORE, FOR AND IN CONSIDERATION OF THE ARCHITECT’S AGREEMENT TO PROVIDE THIS SERVICE TO DELIVER THE DRAWING FILES AS DESCRIBED IN THIS PARAGRAPH, THE OWNER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE ARCHITECT AND ITS CONSULTANTS, CALLED THE INDEMNITIES, FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, LIABILITIES, LOSSES, DAMAGES, COSTS, EXPENSES, EXPERT WITNESS FEES AND REASONABLE ATTORNEY’S FEES AND DEFENSE COSTS, ARISING FROM OR IN ANY WAY CONNECTED WITH THE USE, MODIFICATION, OR INTERPRETATION OF THE DRAWING FILES PROVIDED BY THE INDEMNITIES FOR THE PROJECT PURSUANT TO THIS PARAGRAPH ON A COMPARATIVE FAULT BASIS WITH REGARD TO THE REFERENCE USES, AND WITH REGARD TO THE BACKGROUND USES WHETHER OR NOT CAUSED IN WHOLE OR IN PART BY THE SOLE OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNITEE. THE OWNER ACKNOWLEDGES THAT THIS SERVICE SHALL NOT CONSTITUTE A SALE OF GOODS; AND, THE ARCHITECT MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE IN CONNECTION WITH THE SERVICES OF PROVIDING THE DRAWING FILES, OR THAT THE DRAWING FILES WILL BE USABLE OR ACCURATE WHICH WARRANTIES AND REPRESENTATIONS ARE EXPRESSLY DISCLAIMED. THE OWNER ACKNOWLEDGES THAT THIS INDEMNITY AGREEMENT IS CONSPICUOUS AND THE INDEMNIFICATION APPLIES TO THE USE OF THE DRAWING FILES FOR THIS PROJECT, ADDITIONS TO THIS PROJECT, OR COMPLETION OF THIS PROJECT BY OTHERS.
ARTICLE 7 DISPUTE RESOLUTION
§ 7.1 MEDIATION
§ 7.1.1 Any claim, dispute or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to the institution of legal or equitable proceedings by either party. If such matter relates to or is the subject of a lien arising out of the Architect’s services, the Architect may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation.
§ 7.1.2 The Owner and Architect shall endeavor to resolve claims, disputes and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Request for mediation shall be given in writing with the other party to this Agreement. Mediation shall proceed in advance of legal or equitable proceedings, which shall be stayed pending mediation for a period of 60 days from the date of notice, unless stayed for a longer period by agreement of the parties or court order. The Owner and the Architect further agree to include a similar mediation provision in all agreements with independent contractors and consultants retained for the Project and to require all independent contractors and consultants also to include a similar mediation provision in all agreements with subcontractors, subconsultants, suppliers or fabricators so retained, thereby providing for mediation as the primary method for dispute resolution between the parties to those agreements.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	9
User Notes:	(1812181036)

§ 7.1.3 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.
§ 7.2
\
§ 7.3 CLAIMS FOR CONSEQUENTIAL DAMAGES
The Architect and Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 8.
ARTICLE 8 TERMINATION OR SUSPENSION
§ 8.1 If the Owner fails to make payments to the Architect in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Architect’s option, cause for suspension of performance of services under this Agreement. If the Architect elects to suspend services, prior to suspension of services, the Architect shall give fourteen days’ written notice to the Owner. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services and if the suspension was not caused by the willful or negligent omissions of the Architect. Before resuming services, the Architect shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.
§ 8.2 If the Project is suspended by the Owner for more than 30 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed and if the suspension was not caused by the willful acts or negligent omissions of the Archtiect, the Architect shall be compensated for expenses incurred in the interruption and resumption of the Architect’s services. The Architect’s fees for the remaining services and the time schedules shall be equitably adjusted.
§ 8.3 If the Project is suspended or the Architect’s services are suspended for more than 90 consecutive days, the Architect may terminate this Agreement by giving not less than seven days’ written notice.
§ 8.4 This Agreement may be terminated by either party upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.
§ 8.5 This Agreement may be terminated by the Owner upon not less than seven days’ written notice to the Architect for the Owner’s convenience and without cause.
§ 8.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all Termination Expenses as defined in Section 8.7.
§ 8.7 Termination Expenses are in addition to compensation for the services of the Agreement and include expenses directly attributable to termination for which the Architect is not otherwise compensated.
ARTICLE 9 MISCELLANEOUS PROVISIONS
§ 9.1 This Agreement shall be governed by the law of the principal place of business of the Architect, unless otherwise provided in Article 12.
§ 9.2 Terms in this Agreement shall have the same meaning as those in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	10
User Notes:	(1812181036)

§ 9.3 Causes of action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion or the date of issuance of the final Certificate for Payment for acts or failures to act occurring after Substantial Completion. In no event shall such statutes of limitations commence to run any later than the date when the Architect’s services are substantially completed.
§ 9.4 To the extent damages are covered by property insurance during construction, the Owner and Architect waive all rights against each other and against the contractors, consultants, agents and employees of the other for damages, except such rights as they may have to the proceeds of such insurance as set forth in the edition of AIA Document A201, General Conditions of the Contract for Construction, current as of the date of this Agreement. The Owner or the Architect, as appropriate, shall require of the contractors, consultants, agents and employees of any of them similar waivers in favor of the other parties enumerated herein.
§ 9.5 The Owner and Architect, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor the Architect shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to an institutional lender providing financing for the Project. In such event, the lender shall assume the Owner’s rights and obligations under this Agreement. The Architect shall execute all consents reasonably required to facilitate such assignment.
§ 9.6 This Agreement represents the entire and integrated agreement between the Owner and the Architect and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Architect.
§ 9.7 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Architect.
§ 9.8 Unless otherwise provided in this Agreement, the Architect and Architect’s consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials or toxic substances in any form at the Project site. Owner agrees to indemnify, defend, and hold Architect harmless from all claims, expenses, and damage arising from or related to, hazardous materials including asbestos-containing materials that are or may be found to exist in the project. With regard to new materials specified by Architect, it is understood that the Architect is relying upon information furnished by others including manufacturers, suppliers, and government agencies with regard to the use of such specified materials.
§ 9.9 The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect’s materials shall not include the Owner’s confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect in the Owner’s promotional materials for the Project.
§ 9.10 If the Owner requests the Architect to execute certificates, the proposed language of such certificates shall be submitted to the Architect for review at least 14 days prior to the requested dates of execution. The Architect shall not be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of this Agreement.
ARTICLE 10 PAYMENTS TO THE ARCHITECT
§ 10.1 DIRECT PERSONNEL EXPENSE
Direct Personnel Expense is defined as the direct salaries of the Architect’s personnel engaged on the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	11
User Notes:	(1812181036)

§ 10.2 REIMBURSABLE EXPENSES
§ 10.2.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and Architect’s employees and consultants directly related to the Project unless such expenses are necessary to correct willful or negligent errors and omissions, as identified in the following Clauses:
.1	transportation in connection with the Project, authorized out-of-town travel and subsistence, and electronic communications;

.2	fees paid for securing approval of authorities having jurisdiction over the Project;

.3	reproductions, plots, standard form documents, postage, handling and delivery of Instruments of Service;

.

.5	renderings exclusive of elevations or site plans, models and mock-ups requested by the Owner;

.6	expense of professional liability insurance dedicated exclusively to this Project or the expense of additional insurance coverage or limits requested by the Owner in excess of that normally carried by the Architect and the Architect’s consultants;

.7	reimbursable expenses as designated in Article 12;

.8	other similar direct Project-related expenditures.
§ 10.3 PAYMENTS ON ACCOUNT OF BASIC SERVICES
§ 10.3.1 An initial payment as set forth in Section 11.1 is the minimum payment under this Agreement.
§ 10.3.2 Subsequent payments for Basic Services shall be made monthly and, where applicable, shall be in proportion to services performed within each phase of service, on the basis set forth in Section 11.2.2.
§ 10.3.3 If and to the extent that the time initially established in Section 11.5.1 of this Agreement is exceeded or extended through no fault of the Architect, compensation for any services rendered during the additional period of time shall be computed in the manner set forth in Section 11.3.2.
§ 10.3.4 When compensation is based on a percentage of Construction Cost and any portions of the Project are deleted or otherwise not constructed, compensation for those portions of the Project shall be payable to the extent services are performed on those portions, in accordance with the schedule set forth in Section 11.2.2, based on (1) the lowest bona fide bid or negotiated proposal, or (2) if no such bid or proposal is received, the most recent preliminary estimate of Construction Cost or detailed estimate of Construction Cost for such portions of the Project.
§ 10.4 PAYMENTS ON ACCOUNT OF ADDITIONAL SERVICES
Payments on account of the Architect’s Additional Services and for Reimbursable Expenses shall be made monthly upon presentation of the Architect’s statement of services rendered or expenses incurred.
§ 10.5 PAYMENTS WITHHELD
No deductions shall be made from the Architect’s compensation on account of penalty, liquidated damages or other sums withheld from payments to contractors, or on account of the cost of changes in the Work other than those for which the Architect has been adjudged or has agreed to be liable.
§ 10.6 ARCHITECT’S ACCOUNTING RECORDS
Records of Reimbursable Expenses and expenses pertaining to Additional Services and services performed on the basis of hourly rates or a multiple of Direct Personnel Expense shall be available to the Owner or the Owner’s authorized representative at mutually convenient times.
ARTICLE 11 BASIS OF COMPENSATION
The Owner shall compensate the Architect as follows:
§ 11.1 An Initial Payment of zero ($0.00 ) shall be made upon execution of this Agreement and credited to the Owner’s account at final payment.
§ 11.2 BASIC COMPENSATION
§ 11.2.1 For Basic Services, as described in Article 2, and any other services included in Article 12 as part of Basic Services, Basic Compensation shall be computed as follows:

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	12
User Notes:	(1812181036)

(Insert basis of compensation, including stipulated sums, multiples or percentages, and identify phases to which particular methods of compensation apply, if necessary.)
Stipulated sum as defined below:

Building — 75,000 sf
*Master Planning	$9,000
*Architectural Core & Shell	$275,250
*Architectural Interior Design	$164,250
* Landscape Architecture	$20,250
* Structural Engineering	$36,750
* MEP/FP Engineering	$96,000

Allowances
*Signage	$6,000
*Acoustic	$3,000
*Lighting	$4,500
*Water Features	TBD

Structured Parking — 88.200 sf	Add Service 1
*Architectural	$79,380 ($0.90 psf)
*Structural	$26,460 ($0.30 psf)
*MEP/FP	$8,820 ($0.10 psf)
§ 11.2.2 Where compensation is based on a stipulated sum or percentage of Construction Cost, progress payments for Basic Services in each phase shall total the following percentages of the total Basic Compensation payable:
(Insert additional phases as appropriate.)

Schematic Design Phase:	Fifteen	percent	(15%)
Design Development Phase:	Twenty	percent	(20%)
Construction Documents Phase:	Forty	percent	(40%)
Bidding or Negotiation Phase:	Five	percent	(5%)
Construction Phase:	Twenty	percent	(20%)

Total Basic Compensation	one hundred	percent	(100.00%)
§ 11.3 COMPENSATION FOR ADDITIONAL SERVICES
§ 11.3.1 For Project Representation Beyond Basic Services, as described in Section 3.2, compensation shall be computed as follows:
Project representation beyond basic services as described in Section 3.2 shall be billed at the current billing rates listed in Section 11.3.2 below.
§ 11.3.2 For Additional Services of the Architect, as described in Articles 3 and 12, other than (1) Additional Project Representation, as described in Section 3.2, and (2) services included in Article 12 as part of Basic Services, but excluding services of consultants, compensation shall be computed as follows:
(Insert basis of compensation, including rates and multiples of Direct Personnel Expense for Principals and employees, and identify Principals and classify employees, if required. Identify specific services to which particular methods of compensation apply, if necessary.)

Managing Principal		$275.00
Principal		$230.00
Design Director		$230.00
Vice President		$195.00
Associate		$170.00
Project Manager	$125.00	$170.00
Senior Architect	$115.00	$155.00

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	13
User Notes:	(1812181036)

Project Architect	$95.00	$145.00
Project Architectural Staff	$75.00	$130.00
Architect	$90.00	$110.00
Architectural Staff	$70.00	$110.00
Architectural Intern	$60.00	90.00
Student Architectural Intern	$50.00	$70.00
ID Project Manager	$115.00	$155.00
Senior Interior Designer	$95.00	$120.00
Project Interior Designer	$85.00	$115.00
Project Interior Design Staff	$70.00	$100.00
Interior Designer	$75.00	$95.00
Interior Design Staff	$65.00	$90.00
Interior Design Intern	$60.00	$75.00
Student Interior Design	$45.00	$60.00
Construction Administrator	$110.00	$120.00
Specifications Writer	$110.00
Computer Systems	$90.00	$120.00
Graphic Designer	$65.00	$115.00
Specialist	$55.00	$65.00
Administrative Support	$65.00	$85.00
§ 11.3.3 For Additional Services of Consultants, including additional structural, mechanical and electrical engineering services and those provided under Section 3.4.19 or identified in Article 12 as part of Additional Services, a multiple of one and one-tenth (1.10) times the amounts billed to the Architect for such services. The Architect shall be entitled to include in his Additional Services proposal reasonable compensation for his time to coordinate and supplement the services provided by said consultants.
(Identify specific types of consultants in Article 12, if required.)
§ 11.4 REIMBURSABLE EXPENSES
For Reimbursable Expenses, as described in Section 10.2, and any other items included in Article 12 as Reimbursable Expenses, a multiple of one and one-tenth (1.10) times the expenses incurred by the Architect, the Architect’s employees and consultants directly related to the Project. The Owner agrees that no backup for the Reimbursable Expenses shall be required to be attached to the invoices for such expenses unless any line item expense exceeds $250.00. In the event the Owner requests backup for Reimbursable Expenses less than $250.00, the Owner agrees to a multiple of (   ) times expenses incurred by the Architect, the Architect’s Employees, and Consultants directly related to the project.
§ 11.5 ADDITIONAL PROVISIONS
§ 11.5.1 If the Basic Services covered by this Agreement have not been completed within fifteen (15) months of the date hereof, through no fault of the Architect, extension of the Architect’s services beyond that time shall be compensated as provided in Sections 10.3.3 and 11.3.2.
§ 11.5.2 Payments are due and payable thirty (30) days from the date of the Architect’s invoice. Amounts unpaid ninety (90) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Architect.
(Insert rate of interest agreed upon.)
Ten Percent (10%) per annum, but in no event higher than the highest rate allowed by law.
(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Architect’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)
§ 11.5.3 The rates and multiples set forth for Additional Services shall be adjusted in accordance with the normal salary review practices of the Architect.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	14
User Notes:	(1812181036)

ARTICLE 12 OTHER CONDITIONS OR SERVICES
(Insert descriptions of other services, identify Additional Services included within Basic Compensation and modifications to the payment and compensation terms included in this Agreement.)
12.1 STANDARD OF CARE
In providing services under this Agreement, the Standard of Care for the Architect will be to perform in a manner consistent with that degree of care and skill ordinarily exercised by members of the same profession currently practicing under similar circumstances.
Any language, term, or condition of this Agreement to the contrary notwithstanding, THE ARCHITECT MAKES NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE, REGARDING THE ARCHTECT’S SERVICES, WHICH WARRANTIES ARE EXPRESSLY DISCLAIMED.
12.2 RESPONSIBILITY FOR PRODUCT SUITABILITY
With regard to new equipment, materials, and products (herein called products) required by the Architect’s construction documents, it is understood the Architect is relying on stated and implied representations made by manufacturers, suppliers and installers of such products as being suitably fit for their intended purposes. The Architect is not responsible for the product’s failure to perform consistent with those representations.
12.3 NO FIDUCIARY RESPONSIBILITY OF THE ARCHITECT TO THE OWNER
The provisions of this agreement constitute the complete responsibilities and define the relationship of the Owner and Architect; moreover, nothing herein establishes a fiduciary responsibility of the Architect to the Owner.
12.4 RESPONSIBILITY FOR CONSTRUCTION COST
For projects on which a General Contractor or Construction Manager is responsible to furnish pricing during the design and subsequent phases of the project, the Architect shall have the right to rely on cost information furnished by the General Contractor or Construction Manager. The Architect shall assist the Owner in the Owner’s review of the Contractor’s or Construction Manager’s pricing, but does not accept responsibility for the accuracy of the Contractor’s or Construction Manager’s estimates or other pricing work in so doing. Architect reserves the right to request additional compensation on a case by case basis.
12.5 DESIGN CONTINGENCY
The Owner understands and acknowledges that although the Instruments of Service shall be prepared within the Standard of Care stated in paragraph 12.1 of this Agreement, the Contractor may require additional information from the Architect to clarify and coordinate the design intent shown in the Construction Documents that result in increases in the Construction Cost.
12.6 LIABILITY APPORTIONED TO COMPENSATION
TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOT WITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE TOTAL LIABILITY, IN THE AGGREGATE, OF THE ARCHITECT AND THE ARCHITECT’S OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES AND SUBCONSULTANTS, AND ANY OF THEM, TO THE OWNER AND ANYONE CLAIMING BY OR THROUGH THE OWNER, FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES, INCLUDING ATTORNEY’S FEES AND COSTS AND EXPERT-WITNESS FEES AND COSTS OF ANY NATURE WHATSOEVER, OR CLAIMS EXPENSES RESULTING FROM OR IN ANY WAY RELATED TO AN INDIVIDUAL PROJECT OR THE AGREEMENT FROM ANY CAUSE OR CAUSES SHALL NOT EXCEED THE TOTAL COMPENSATION RECEIVED BY THE ARCHITECT UNDER THIS AGREEMENT, FOR THIS PROJECT. IT IS INTENDED THAT THIS LIMITATION APPLY TO ANY AND ALL LIABILITY OR CAUSE OF ACTION, HOWEVER ALLEGED OR ARISING, UNLESS OTHERWISE PROHIBITED BY LAW.

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	15
User Notes:	(1812181036)

12.7 STATEMENT OF JURISDICTION
The Texas Board of Architectural Examiners has jurisdiction over complaints regarding the professional practices of persons registered as architects or interior designers in Texas. The Board may be contacted: P.O. Box 12337, Austin, Texas 78711-2337 or 333 Guadalupe, Suite 2-350, Austin, Texas 78701-3942, Phone: 512-305-9000; or www.tbae.state.tx.us.
12.8 REIMBURSABLE EXPENSES
It is mutually agreed that the following flat-rate charges will apply as in-house project expenses:

Photocopies	$0.50/Copy (BW) $1.00 (Color 8.5x11), $2.00 (Color 11X17)
Blueline Reproduction	$5.00/Sheet
Mileage to Job Site	$0.50.5/Mile
CAD Graphics Plotting for Design	Approximately $15/Sheet for black and white; Approximately $40/Sheet for color
Reviews & Presentations (not for Construction Drawings)	(The exact charge will vary with sheet size and be based on Corgan Associates, Inc.’s prevailing standard rates)
Sales Taxes will be charged in accordance with state law.
Architects $40,000 reimbursable allowance is a not to exceed lump sum, with the understanding there will be not additional exposure to Owner and Architect will capture all savings in full.
12.9 VALUE ENGINEERING
In the event that the Architect is asked to participate in a value engineering process, including utilizing substitution requests made by the Owner, Contractor, Owners Consultants, or others, the Owner acknowledges this entails certain inherit risks. These include, but are not limited to reduced performance, increased life-cycle costs and coordination impacts pertaining to other elements of the project, unforeseen code implications, unanticipated schedule implications, and diminished overall value as a result of the proposing parties having a vested interest in such recommendations. If the Owner chooses to accept and/or directs the architect to make revisions to the construction documents to include value engineering recommendations and/or material substitution proposals made by others, that in the Architects opinion are not in the best interests of the project, the Owner agrees to accept these risks in order to achieve the perceived benefits of reduced construction cost. Furthermore, the Owner shall release, indemnify, defend and hold harmless the Architect and its consultants from and against all claims, actions, causes of action, damage, loss of liability, cost or expense including but not limited to Attorney fees arising out of or related to such revisions to the construction documents.
This Agreement entered into as of the day and year first written above.

OWNER	ARCHITECT

(Signature)	(Signature)

Rick White, Sr. Vice-President, Finance	Matt Mooney, Principal
(Printed name and title)	(Printed name and title)

AIA Document B151™ — 1997. Copyright © 1974, 1978, 1987 and 1997 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This draft was produced by AIA software at 09:46:44 on 06/03/2005 under Order No.1000146078_3 which expires on 11/11/2005, and is not for resale.	16
User Notes:	(1812181036)